Exhibit 10.3

[Cable One Letterhead]

Mr. James Obermeyer

[REDACTED]

January 22, 2020

Dear James,

We are delighted at the prospect that you will be joining Cable One as the Senior Vice President of Marketing and Sales in Phoenix, Arizona. Subject to the approval of our Board of Directors, it is anticipated that you will be appointed as a Senior Vice President effective on your hire date, which we expect will be on February 17, 2020 and no later than February 24, 2020. This role reports directly to me and is subject to your satisfactory completion of a pre-employment background check and all other pre-hire clearances.

SALARY AND BONUS

Your starting salary will be $250,000 per annum, payable bi-weekly in accordance with Cable One’s normal payroll practices. This salary is subject to review and possible adjustment in Cable One’s sole discretion, including based on market changes, performance, and other factors.

As part of your employment with Cable One, as Senior Vice President, you will be eligible to receive an annual bonus targeted at 50 percent of your base annual salary (with potential of up to 100 percent of base salary). Bonuses are awarded in Cable One’s sole discretion and are determined after an evaluation of the Company’s performance as well as your own performance for the period. Payment of a bonus for one year does not guarantee payment in any subsequent year, and past performance does not guarantee future payouts. For the avoidance of doubt, any bonus in respect of your first year of employment (i.e., under the 2020 Annual Executive Bonus Plan) will be prorated. Bonuses are typically paid out in March after the calendar year for which they are awarded, and only associates who remain on Cable One’s payroll on the date of the payment are eligible. No prorated bonus is awarded for the final year of employment.

RELOCATION ASSISTANCE AND TEMPORARY HOUSING*

The Company will also provide you with relocation assistance and a temporary housing allowance in the amount of $140,000. This amount is typically payable to cover all reasonable travel, food, gasoline, lodging, and related expenses in connection with your visit to Phoenix, Arizona to search for a home and all other moving-related expenses, including but not limited to movement of household goods, storage, rental agency/temporary housing, buying or selling a home, etc., in one lump sum when you begin your employment with us. As a condition of accepting this offer, you agree that, if your employment with Cable One ends for any reason (other than a layoff, reduction in force, or due to the termination of your position in the event the Company is sold) less than two years after your hire date, any amount owed to the Company will be deducted from your final paycheck. If any relocation money owed to the Company is still outstanding after such a deduction, you shall reimburse the Company for the pro-rated net amount paid in relocation assistance no later than 30 days after the date of termination.*

EQUITY COMPENSATION

1)

Stock Appreciation Rights. Subject to the approval of the Compensation Committee of the Board of Directors, you will receive a grant of 2,000 stock appreciation rights under the Amended and Restated Cable One, Inc. 2015 Omnibus Incentive Compensation Plan (the “Plan”). This grant will vest in four equal installments on the first four anniversaries of the grant date, provided you remain employed with Cable One through each vesting date, except as otherwise provided in your award agreement. As provided by the Plan, the exercise price of your stock appreciation rights shall not be less than 100 percent of the fair market value of one share of our stock as of the grant date.

2)	Restricted Stock. Subject to the approval of the Compensation Committee of the Board of Directors, you will receive:

a)

A grant of restricted stock with a value equal to approximately $750,000 (calculated based on the closing price of our common stock on your hire date). This grant will cliff-vest on April 1, 2023, provided your employment begins on or before April 1, 2020 and you remain employed with Cable One through the vesting date, except as otherwise provided in your award agreement.

b)

A grant of restricted stock with a value equal to approximately $140,000 (calculated based on the closing price of our common stock on your hire date). This grant will have a four-year vesting cycle (in four roughly equal installments beginning on the first anniversary of the grant date), provided you remain employed with Cable One through each applicable vesting date, except as otherwise provided in your award agreement. This grant is being awarded to compensate for forgoing your year-end bonus with your current employer.

The stock appreciation rights grant and the restricted stock grants will be subject to the Plan and Cable One’s standard terms and conditions, including the restrictive covenants and clawback provisions applicable to other executives of Cable One, as set forth in your award agreements, the Company’s Clawback Policy, and the Plan, provided that you acknowledge and agree that your relocation to Phoenix, Arizona will not be considered “Good Reason” for purposes of your award agreements.

You also understand and agree that you are solely responsible for any additional tax obligations resulting from the Company's payments.

This offer is contingent upon our verification of your right to work in the United States, as demonstrated by your completion of the Form I-9 upon hire and your submission of acceptable documents (as noted on the Form I-9) verifying your identity and work authorization within three (3) days of your hire date.

Cable One is an at-will employer, and you or Cable One may end the employment relationship at any time and for any reason, with or without notice.

Please sign and date this letter below to indicate your acceptance and return the original to me at your earliest convenience. Please keep a copy for your records.

I am very excited for the opportunity to work with you and for the amazing results we will deliver in 2020 and beyond.

Mike Bowker

Chief Operating Officer

Cable One, Inc.

Original - via US mail

Copy - via email

ACCEPTED AND AGREED

/s/ James Obermeyer	January 23, 2020
James Obermeyer

*Relocation Assistance and Temporary Housing Proration Schedule:

0-6 months	100 percent
7-12 months	75 percent
13-18 months	50 percent
19-24 months	25 percent